Exhibit 99.1

For Immediate Release

ENERGY TRANSFER EQUITY, L.P. ANNOUNCES ACQUISITION OF

ENERGY TRANSFER PARTNERS, L.P. CLASS G UNITS ALONG WITH REMAINING

GENERAL PARTNER INCENTIVE DISTRIBUTION RIGHTS

Dallas, Texas – November 1, 2006 – Energy Transfer Equity, L.P. (NYSE:ETE) announced today that it has acquired about 26.1 million new Class G units of Energy Transfer Partners, L.P. (ETP). The Class G Units have terms substantially similar to the Class F Units previously purchased by ETE in February 2006. The Class F Units were retired and converted to ETP Common Units upon the approval of ETP’s common unitholders on August 15, 2006. The acquisition of $1.2 billion of Class G Units was initially funded by borrowings from a group of financial institutions.

In a separate but related transaction, ETE acquired from Energy Transfer Investments, L.P. (ETI), a private entity, the remaining 50% general partner Incentive Distribution Rights (“IDR’s”) of ETP, which will result in ETE now owning 100% of the IDR’s. The acquisition was effected through an exchange of 83.15 million new ETE Class C units for all ETI interests. This exchange of interests results in ETE now owning 100% of the IDR’s of ETP.

All transactions were approved by a Special Conflicts Committee of ETE’s board of directors. The Committee was advised by Merrill Lynch, as financial advisor, and Andrews Kurth LLP, as legal advisor. The combination of additional ETP limited partner units and the remaining 50% of the IDR’s in ETP’s general partner is expected to enhance the future growth profile of Energy Transfer Equity, L.P.

Energy Transfer Equity, L.P. (NYSE:ETE), is a publicly traded partnership that, upon completing these transactions, now owns all the general partner interests in ETP, including 100% of the incentive distribution rights, and approximately 36.4 million common units, together with 26.1 million Class G units, of ETP.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas transportation and storage operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction. ETP also currently owns 50% of CCE Holdings, LLC, an entity operating interstate pipelines. Additionally, ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 442 customer service locations in 41 states extending from coast to coast.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements include the projected annual cash distribution rate and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s prospectus dated February 3, 2006, and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com. For more information, please contact John W. McReynolds, president and chief financial officer, at 214-981-0700.